Exhibit 99.1

Kraton Performance Polymers, Inc. Announces Second Quarter 2016 Results
HOUSTON, July 27, 2016 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, specialty polymers, and value-added specialty products primarily derived from renewable sources, announces financial results for the quarter ended June 30, 2016.
2016 SECOND QUARTER HIGHLIGHTS

•	Strong volume growth for the Polymer segment, with sales volume up 17.9% compared to the second quarter 2015 and sequential growth in operating income and adjusted EBITDA in the Chemical segment.

•
Net income was $7.4 million, or $0.24 per diluted share, in the second quarter 2016 compared to a net loss of $5.6 million, or $0.18 per diluted share, in the second quarter 2015. Adjusted earnings per diluted share (non-GAAP) was $0.63 in the second quarter 2016 compared to $0.02 in the second quarter 2015.

•	Adjusted EBITDA (non-GAAP) was $92.7 million in the second quarter 2016 compared to $25.1 million in the second quarter 2015.

•	Realized $10.0 million of year-over-year benefit associated with integration synergies and cost reduction initiatives in the second quarter 2016, with $16.6 million achieved year-to-date.

“Our second quarter 2016 results reflect strong sales volume growth in our Polymer segment and a sequential improvement in profitability in our Chemical segment. Sales volume in our Polymer segment was up nearly 18% compared to the second quarter 2015, with increased sales volume for each product group: Cariflex was up 30%, Specialty Polymers was up more than 10%, and Performance Products was up 19%, with a notable improvement in paving and roofing sales volumes compared to the year-ago quarter. This strong overall sales volume growth in our Polymer segment was a significant contributor to improved profitability for the segment, with second quarter 2016 adjusted EBITDA of $39.2 million, up from $25.1 million in the second quarter 2015,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer.
“In our Chemical segment, adjusted EBITDA for the second quarter 2016 was $53.5 million, with an associated margin of 29%, reflecting a sequential improvement of 31% compared to the first quarter of 2016. We continue to experience success in creating new flexible outlets for various streams in our Chemical Intermediates product group, with core volume up 11% compared to the first quarter of 2016,” said Fogarty.
“As previously stated, 2016 can best be described as a year of execution for Kraton. Specifically, integrating our transformational acquisition of Arizona Chemical, and this includes capturing a significant portion of the cost-based synergy target of $65 million. For our Polymer segment, we are making meaningful progress on several key strategic initiatives considered essential to realize the remaining $50 million of our 2018 target of $70 million. Overall, we are very pleased with our progress for the first half of 2016. We expect to realize at least $21 million in Arizona Chemical acquisition synergies in 2016. Moreover, in the process, we have successfully integrated all major functions, including executive and manufacturing leadership, finance, information technology, legal and human resources. We are equally very pleased with the response this combination has received from our global customers, particularly those with whom we have long-standing commercial relations across both segments. While cross-selling was not highlighted as targeted synergy in a direct sense, as 100% of the $65 million target is truly cost-based, we believe with time our combined innovation focus will lead to accelerated sales and market development,” added Fogarty.
“Regarding our Polymer segment initiatives, including a targeted $50 million inventory reduction by 2018, we continue to make good progress, including the planned direct coupling of our Cariflex latex manufacturing with polymerization on site in Brazil, expanding our USBC manufacturing capability in France, and preparing for the start-up of our new state-of-the-art 30 kiloton HSBC plant in Taiwan. Lastly, regarding the HSBC facility specifically, we are very pleased to announce that we now expect the capital cost to be approximately $185 million, well below our initial estimate of more than $200 million,” Fogarty added.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands, except per share amounts)
Revenue	$454,649	$255,908	$874,572	$517,337
Net income (loss) attributable to Kraton	$7,401	$(5,564)	$95,488	$(15,020)
Adjusted EBITDA (non-GAAP)(1)	$92,736	$25,131	$185,837	$74,380
Adjusted EBITDA percentage	20.4%	9.8%	21.2%	14.4%
Earnings (loss) per diluted share	$0.24	$(0.18)	$3.07	$(0.48)
Adjusted earnings per diluted share (non-GAAP)(1)	$0.63	$0.02	$1.44	$0.78
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(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
Consolidated Results
Q2 2016 VERSUS Q2 2015 RESULTS
Revenue was $454.6 million for the three months ended June 30, 2016 compared to $255.9 million for the three months ended June 30, 2015, an increase of $198.7 million or 77.7%, of which $184.5 million relates to our Chemical segment. The positive effect from currency movements increased revenue by $1.9 million. The remaining $12.3 million increase was attributable to our Polymer segment, which showed an increase of $45.6 million due to higher sales volumes, partially offset by lower average selling prices amounting to $33.4 million, driven by lower average raw material costs.
Gross profit was $131.9 million for the three months ended June 30, 2016 compared to $47.4 million for the three months ended June 30, 2015, an increase of $84.5 million or 178.1%, of which $64.7 million relates to our Chemical segment.
Research and development expenses were $10.1 million for the three months ended June 30, 2016 compared to $7.8 million for the three months ended June 30, 2015, an increase of $2.3 million or 29.7%, of which $2.9 million related to our Chemical segment.
Selling, general, and administrative expenses were $43.2 million for the three months ended June 30, 2016 compared to $23.6 million for the three months ended June 30, 2015, an increase of $19.6 million or 82.9%, of which $16.1 million relates to our Chemical segment and $4.9 million relates to increased transaction and acquisition costs. Selling, general, and administrative transaction synergies of $3.7 million were realized during the three months ended June 30, 2016.
Interest expense, net was $33.7 million for the three months ended June 30, 2016 compared to $5.7 million for the three months ended June 30, 2015, an increase of $28.0 million. The increase is primarily due to additional indebtedness related to the Arizona Chemical Acquisition.
Net income attributable to Kraton was $7.4 million or $0.24 per diluted share for the three months ended June 30, 2016, an increase of $13.0 million compared to net loss of $5.6 million or $0.18 per diluted share for the three months ended June 30, 2015. Adjusted diluted earnings per share (non-GAAP) was $0.63 for the three months ended June 30, 2016 compared to $0.02 for the three months ended June 30, 2015. See a reconciliation of GAAP earnings (loss) per diluted share to non-GAAP adjusted earnings (loss) per diluted share below.
YTD 2016 VERSUS YTD 2015 RESULTS
Revenue was $874.6 million for the six months ended June 30, 2016 compared to $517.3 million for the six months ended June 30, 2015, an increase of $357.2 million or 69.1%, of which $361.4 million relates to our Chemical segment. The negative effect from currency movements reduced revenue by $1.8 million. The remaining $2.4 million decline was attributable to our Polymer segment, which experienced lower average selling prices amounting to $53.5 million primarily driven by lower average raw material costs, partially offset by an increase of $51.1 million due to higher sales volumes.
Gross profit was $225.7 million for the six months ended June 30, 2016 compared to $94.0 million for the six months ended June 30, 2015, an increase of $131.7 million or 140.1%. The increase includes gross profit of $92.9 million from our Chemical segment, which includes $24.7 million of higher costs of goods sold related to the full amortization of the fair value adjustment in purchase accounting for inventory.
Research and development expenses were $20.7 million for the six months ended June 30, 2016 compared to $15.7 million for the six months ended June 30, 2015, an increase of $4.9 million or 31.4%, of which $5.6 million relates to our Chemical segment.

Selling, general, and administrative expenses were $93.1 million for the six months ended June 30, 2016 compared to $50.6 million for the six months ended June 30, 2015, an increase of $42.5 million or 84.1%, of which $36.8 million relates to our Chemical segment and a $10.2 million increase in transaction and acquisition costs. Selling, general, and administrative transaction synergies of $5.4 million were realized during the six months ended June 30, 2016.
Interest expense, net was $67.6 million for the six months ended June 30, 2016 compared to $11.8 million for the six months ended June 30, 2015, an increase of $55.8 million. The increase is primarily due to additional indebtedness related to the Arizona Chemical Acquisition.
Income tax benefit was $85.2 million and income tax expense was $1.1 million for the six months ended June 30, 2016 and 2015, respectively. Following the completion of the Arizona Chemical Acquisition, we reassessed the need for a valuation allowance against our U.S. net operating loss deferred tax assets and released $86.6 million of the previously recorded valuation allowance.
Net income attributable to Kraton was $95.5 million or $3.07 per diluted share for the six months ended June 30, 2016, an increase of $110.5 million compared to net loss of $15.0 million or $0.48 per diluted share for the six months ended June 30, 2015. Adjusted diluted earnings per share (non-GAAP) was $1.44 for the six months ended June 30, 2016 compared to $0.78 for the six months ended June 30, 2015. See a reconciliation of GAAP earnings (loss) per diluted share to non-GAAP adjusted earnings (loss) per diluted share below.
Polymer Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	(In thousands)		(In thousands)
CariflexTM	$43,188	$33,188	$81,211	$68,025
Specialty Polymers	82,060	84,580	167,090	176,254
Performance Products	144,816	138,134	264,734	272,902
Other	55	6	127	156
	$270,119	$255,908	$513,162	$517,337

Operating income (loss)	$17,262	$602	$31,208	$(3,029)
Adjusted EBITDA (non-GAAP) (1)	$39,203	$25,131	$91,447	$74,380
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(1)	See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
Q2 2016 VERSUS Q2 2015 RESULTS
Revenue for the Polymer segment was $270.1 million for the three months ended June 30, 2016 compared to $255.9 million for the three months ended June 30, 2015, an increase of $14.2 million or 5.6%. The increase was due to higher sales volumes of $45.6 million, partially offset by lower average selling prices amounting to $33.4 million, which were primarily driven by lower average raw material costs. Sales volumes were 89.8 kilotons for the three months ended June 30, 2016, an increase of 13.6 kilotons or 17.9%.
With respect to revenue for the Polymer segment product groups:

•
Cariflex™ revenue was $43.2 million for the three months ended June 30, 2016 compared to $33.2 million for the three months ended June 30, 2015. The increase of $10.0 million, was attributable to a 30.2% increase in sales volumes, primarily due to higher sales into surgical glove applications.

•
Specialty Polymers revenue was $82.1 million for the three months ended June 30, 2016 compared to $84.6 million for the three months ended June 30, 2015. The $2.5 million decline was attributable to lower average selling prices resulting from lower raw material costs, partially offset by a 10.5% increase in sales volumes.

•
Performance Products revenue was $144.8 million for the three months ended June 30, 2016 compared to $138.1 million for the three months ended June 30, 2015. The $6.7 million increase was primarily driven by a 19.2% increase in sales volumes, partially offset by lower average selling prices resulting from lower raw material costs. The increase in sales volumes was primarily driven by higher sales into paving and roofing applications, partially offset by lower sales of SIS product grades into packaging and industrial adhesive applications. During the second quarter, we continued to experience volume and price pressure for certain of our SIS product grades driven by global over capacity for SIS.

For the three months ended June 30, 2016, the Polymer segment operating income was $17.3 million compared to $0.6 million for the three months ended June 30, 2015.
For the three months ended June 30, 2016, the Polymer segment generated adjusted EBITDA (non-GAAP) of $39.2 million compared to $25.1 million for the three months ended June 30, 2015. The negative effect of currency fluctuations was $1.5 million. Adjusted EBITDA (non-GAAP) increased $14.1 million, or 56.0%, as a result of increased sales volumes and lower costs, partially offset by lower unit margins, including the effect of product mix. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below. We continued to execute our strategic cost reduction program and we realized an additional $3.1 million of cost reductions.
YTD 2016 VERSUS YTD 2015 RESULTS
Revenue for the Polymer segment was $513.2 million for the six months ended June 30, 2016 compared to $517.3 million for the six months ended June 30, 2015, a decrease of $4.2 million or 0.8%. The decline was primarily due to lower average selling prices amounting to $53.5 million, primarily driven by lower average raw material costs, partially offset by an increase of $51.1 million due to higher sales volumes. Sales volumes were 164.9 kilotons for the six months ended June 30, 2016, an increase of 14.3 kilotons or 9.5%.
With respect to revenue for the Polymer segment product groups:

•
Cariflex™ revenue was $81.2 million for the six months ended June 30, 2016 compared to $68.0 million for the six months ended June 30, 2015. The increase of $13.2 million was attributable to a 20.8% increase in sales volumes, primarily due to higher sales into surgical glove applications.

•
Specialty Polymers revenue was $167.1 million for the six months ended June 30, 2016 compared to $176.3 million for the six months ended June 30, 2015. The $9.2 million decrease was attributable to lower average selling prices resulting from lower raw material costs, partially offset by a 5.7% increase in sales volumes.

•
Performance Products revenue was $264.7 million for the six months ended June 30, 2016 compared to $272.9 million for the six months ended June 30, 2015. The $8.2 million decrease was primarily driven by lower average selling prices resulting from lower raw material costs, partially offset by a 9.8% increase in sales volumes. The increase in sales volumes was primarily driven by paving and roofing applications, partially offset by lower sales of SIS product grades into packaging and industrial adhesive applications.

For the six months ended June 30, 2016, the Polymer segment operating income was $31.2 million compared to an operating loss of $3.0 million for the six months ended June 30, 2015.
For the six months ended June 30, 2016, the Polymer segment generated $91.4 million of adjusted EBITDA (non-GAAP) compared to $74.4 million for the six months ended June 30, 2015. The negative effect of currency fluctuations was $2.7 million. Adjusted EBITDA (non-GAAP) increased $17.1 million or 22.9%, as a result of increased sales volumes and lower costs, partially offset by lower unit margins, including the effect of product mix. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below. We continued to execute our strategic cost reduction program and realized an additional $6.8 million of cost reductions.
Chemical Segment
The results for the Chemical segment are included in the consolidated financial statements for the period January 6, 2016 to June 30, 2016. The 2015 amounts have been derived from the Arizona Chemical historical operating results and are being included for comparative purposes only.

	Three Months Ended June 30, 2016	Three Months Ended June 30, 2015	For the period January 6, 2016 through June 30, 2016	Six Months Ended June 30, 2015
Revenue	(In thousands)		(In thousands)
Adhesives	$63,190	$67,948	$126,133	$139,495
Roads and construction	16,398	15,091	27,067	25,726
Tires	10,877	11,257	19,857	21,001
Chemical intermediates	94,065	115,192	188,353	227,260
	$184,530	$209,488	$361,410	$413,482

Q2 2016 VERSUS Q2 2015 RESULTS
Revenue for the Chemical segment was $184.5 million for the three months ended June 30, 2016 compared to $209.5 million for the three months ended June 30, 2015, a decrease of $25.0 million or 11.9%. Sales volumes were 108.9 kilotons for the three months ended June 30, 2016 compared to 110.5 kilotons for the three months ended June 30, 2015, a decrease of 1.6 kilotons or 1.5%.
With respect to revenue for the Chemical segment product groups:

•
Adhesives revenue was $63.2 million for the three months ended June 30, 2016 compared to $67.9 million for the three months ended June 30, 2015, a decrease of $4.8 million or 7.0%, largely due to lower average selling prices and lower sales volume of 1.8%. In the quarter, availability of low cost hydrocarbon C5 based alternatives resulted in price pressure.

•
Roads and Construction revenue was $16.4 million for the three months ended June 30, 2016 compared to $15.1 million for the three months ended June 30, 2015, an increase of $1.3 million or 8.7%, primarily attributable to a 14.2% increase in sales volume.

•	Tires revenue was $10.9 million for the three months ended June 30, 2016, effectively unchanged compared to $11.3 million for the three months ended June 30, 2015.

•
Chemical Intermediates revenue was $94.1 million for the three months ended June 30, 2016 compared to $115.2 million for the three months ended June 30, 2015, a decrease of $21.1 million, or 18.3%. The revenue decline reflects lower average selling prices, and to a lesser extent, a 3.0% decline in sales volume.

For the three months ended June 30, 2016, the Chemical segment operating income was $29.5 million.
For the three months ended June 30, 2016, the Chemical segment generated adjusted EBITDA (non-GAAP) of $53.5 million. The positive effect of currency fluctuations was $0.2 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.
YTD 2016 VERSUS YTD 2015 RESULTS
Revenue for the Chemical segment was $361.4 million from the date of the acquisition to June 30, 2016 compared to $413.5 million for the six months ended June 30, 2015, a decrease of $52.1 million, or 12.6%. Sales volumes were 203.7 kilotons for the period from January 6, 2016 through June 30, 2016 compared to 210.6 kilotons for the six months ended June 30, 2015, a decrease of 6.9 kilotons or 3.3%.
With respect to revenue for the Chemical segment product groups:

•
Adhesives revenue was $126.1 million from the date of acquisition to June 30, 2016 compared to $139.5 million for the six months ended June 30, 2015, a decrease of $13.4 million or 9.6%, largely due to lower sales volume of 5.5% and to a lesser degree lower average selling prices.

•
Roads and Construction revenue was $27.1 million from the date of acquisition to June 30, 2016 compared to $25.7 million for the six months ended June 30, 2015, an increase of $1.3 million or 5.2%, primarily attributable to a 9.4% increase in sales volume.

•	Tires revenue was $19.9 million, effectively unchanged compared to $21.0 million for the six months ended June 30, 2015.

•
Chemical Intermediates revenue was $188.4 million from the date of acquisition to June 30, 2016 compared to $227.3 million for the six months ended June 30, 2015, a decrease of $38.9 million or 17.1%. The revenue decline reflects lower average selling prices, and to a lesser extent, a 3.6% decline in sales volume.

From the date of acquisition to June 30, 2016, the Chemical segment operating income was $18.8 million.
From the date of acquisition to June 30, 2016, the Chemical segment generated adjusted EBITDA (non-GAAP) of $94.4 million. The negative effect of currency movements aggregating $1.6 million. See a reconciliation of GAAP operating income to non-GAAP Adjusted EBITDA below.

CASH FLOW AND CAPITAL STRUCTURE
In connection with the Arizona Chemical Acquisition, we entered into a $1,350.0 million six-year senior secured first lien term loan facility and issued $440.0 million in aggregate principal amount of 10.5% senior notes due 2023. In addition, we entered into a $250.0 million five-year asset-based revolving credit facility, of which $30.0 million was outstanding as of June 30, 2016. We applied a portion of the acquisition-related proceeds to prepay our previously issued 6.75% Senior Notes ($350.0 million principal amount plus fees and expenses of $8.0 million) and fund $57.6 million of debt issuance costs.
During the first quarter of 2016, we applied the $72.0 million of proceeds from the sale of assets relating to our compounding business to lower term loan indebtedness, which was partially offset by an aggregate of $36.0 million of cash outflows associated with transaction and integration costs, payment of variable compensation earned in 2015, and costs to achieve synergies. In the second quarter Kraton net debt was reduced by an additional $47.9 million.
Summary of principal amounts for indebtedness and net debt:

	As of June 30, 2016	As of January 6, 2016
	(In thousands)
Term Loan	$1,278,000	$1,350,000
10.5% Senior Notes	440,000	440,000
ABL	30,000	37,075
Capital lease	1,564	1,634
Kraton debt	1,749,564	1,828,709
Kraton cash	95,726	97,400
Kraton net debt	1,653,838	1,731,309

KFPC(1) loan	102,864	76,912
KFPC(1) cash	14,826	9,315
KFPC(1) net debt	88,038	67,597

Consolidated net debt	$1,741,876	$1,798,906
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(1)	Represents the 50% investment in a joint venture, Kraton Formosa Polymers Corporation (KFPC), located in Mailiao, Taiwan, which we consolidate.
OUTLOOK
In the second quarter 2016, we began to see increasing signs of weakness in the global adhesive markets, which we believe will impact our results for our adhesive sales in both our Polymer and Chemical segments for the remainder of the year. In our Polymer segment, the combination of abundant global SIS capacity and increased availability of low cost isoprene, in absence of alternative market outlets has intensified pricing pressure for certain of our SIS product grades. In our Chemical segment, an increased supply of low cost C5 based hydrocarbon tackifier resins has also created price pressure for our pine-based adhesive products. As a result of these market conditions, we are modifying our 2016 Adjusted EBITDA range to $370 - $380 million from our earlier guidance of $370 - $390 million.
We continue to expect Kraton net debt to be approximately $1.6 billion at December 31, 2016.
We currently estimate that our results in the third quarter 2016 will reflect a positive spread between FIFO and ECRC of less than $5 million.
We have not reconciled adjusted EBITDA guidance to net income (loss) because we do not provide guidance for net income (loss) or for items that we do not consider indicative of our on-going performance, including, but not limited to, transaction and acquisition costs and costs associated with dispositions, business exits, and production downtime, as certain of these items are out of our control and/or cannot be reasonably predicted. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort.

USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, and Adjusted Net Income attributable to Kraton (or earnings per share). Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable GAAP financial measure. For additional information on the impact of the spread between the FIFO basis of accounting and estimated current replacement cost (“ECRC”), see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBITDA, which represents net income before interest, taxes, depreciation and amortization, these limitations include: EBITDA does not reflect the significant interest expense on our debt; EBITDA does not reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP; and Adjusted EBITDA may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements. Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Finally, we prepare Adjusted Net Income attributable to Kraton by eliminating from net income (loss) the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC. Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures.
CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, July 28, 2016 at 9:00 a.m. (Eastern Time) to discuss second quarter 2016 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on July 28, 2016 through 1:59 a.m. (Eastern Time) on August 11, 2016. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-945-7832.

ABOUT KRATON
Kraton Performance Polymers, Inc. (NYSE “KRA”) is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from renewable sources. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesive, road and construction and tire markets, and it produces and sells a broad range of chemical intermediates into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.
FORWARD LOOKING STATEMENTS
Some of the statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans”, “on track”, or “anticipates,” or by discussions of strategy, plans or intentions, including all matters described on the section titled “Outlook” including, but not limited to, our outlook for SIS product grades and adhesive product offerings, full year 2016 guidance for adjusted EBITDA, expectation of Kraton net debt at December 31, 2016 and third quarter 2016 guidance on the positive spread between FIFO and ECRC.

All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: the integration of Arizona Chemical (now, AZ Chem Holdings LP); Kraton's ability to repay its indebtedness; Kraton's reliance on third parties for the provision of significant operating and other services; conditions in the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in Kraton's end-use markets; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$454,649	$255,908	$874,572	$517,337
Cost of goods sold	322,752	208,472	648,857	423,340
Gross profit	131,897	47,436	225,715	93,997
Operating expenses:
Research and development	10,114	7,801	20,690	15,748
Selling, general, and administrative	43,214	23,622	93,076	50,571
Depreciation and amortization	31,782	15,411	61,936	30,707
Total operating income (loss)	46,787	602	50,013	(3,029)
Disposition and exit of business activities	(5,250)	—	40,001	—
Loss on extinguishment of debt	—	—	(13,423)	—
Earnings of unconsolidated joint venture	102	102	180	178
Interest expense, net	(33,742)	(5,704)	(67,580)	(11,824)
Income (loss) before income taxes	7,897	(5,000)	9,191	(14,675)
Income tax benefit (expense)	(1,029)	(993)	85,222	(1,059)
Consolidated net income (loss)	6,868	(5,993)	94,413	(15,734)
Net loss attributable to noncontrolling interest	533	429	1,075	714
Net income (loss) attributable to Kraton	$7,401	$(5,564)	$95,488	$(15,020)
Earnings (loss) per common share:
Basic	$0.24	$(0.18)	$3.10	$(0.48)
Diluted	$0.24	$(0.18)	$3.07	$(0.48)
Weighted average common shares outstanding:
Basic	30,158	30,772	30,095	30,919
Diluted	30,586	30,772	30,451	30,919

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except par value)
	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$110,552	$70,049
Receivables, net of allowances of $875 and $244	211,209	105,089
Inventories of products	330,911	264,107
Inventories of materials and supplies	19,771	12,138
Other current assets	65,462	29,956
Total current assets	737,905	481,339
Property, plant, and equipment, less accumulated depreciation of $410,315 and $382,157	897,164	517,673
Goodwill	735,495	—
Intangible assets, less accumulated amortization of $122,262 and $100,093	469,610	41,602
Investment in unconsolidated joint venture	11,409	11,628
Debt issuance costs	4,121	1,337
Deferred income taxes	4,272	3,867
Litigation receivable	96,404	—
Other long-term assets	27,276	21,789
Total assets	$2,983,656	$1,079,235
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$145	$141
Accounts payable-trade	131,289	59,337
Other payables and accruals	129,144	91,011
Due to related party	15,033	14,101
Total current liabilities	275,611	164,590
Long-term debt, net of current portion	1,745,592	415,591
Deferred income taxes	212,898	9,070
Litigation payable	96,685	—
Other long-term liabilities	142,472	96,992
Total liabilities	2,473,258	686,243
Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 30,833 shares issued and outstanding at June 30, 2016; 30,569 shares issued and outstanding at December 31, 2015	308	306
Additional paid in capital	354,314	349,871
Retained earnings	242,619	147,131
Accumulated other comprehensive loss	(120,557)	(138,568)
Total Kraton stockholders' equity	476,684	358,740
Noncontrolling interest	33,714	34,252
Total equity	510,398	392,992
Total liabilities and equity	$2,983,656	$1,079,235

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
	Six Months Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$94,413	$(15,734)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation and amortization	61,936	30,707
Amortization of debt premium and original issue discount	3,258	(86)
Amortization of debt issuance costs	3,565	1,107
(Gain) loss on disposal of property, plant, and equipment	113	(8)
Disposition and exit of business activities	(40,001)	—
Loss on extinguishment of debt	13,423	—
Earnings from unconsolidated joint venture, net of dividends received	229	185
Deferred income tax benefit	(4,827)	(3,124)
Release of valuation allowance	(86,631)	—
Share-based compensation	5,131	4,569
Decrease (increase) in:
Accounts receivable	(20,568)	(6,530)
Inventories of products, materials, and supplies	36,045	50,487
Other assets	(2,265)	(7,279)
Increase (decrease) in:
Accounts payable-trade	(5,140)	(3,629)
Other payables and accruals	(18,087)	(2,502)
Other long-term liabilities	325	(490)
Due to related party	(763)	(3,438)
Net cash provided by operating activities	40,156	44,235
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(39,730)	(28,030)
KFPC purchase of property, plant, and equipment	(12,878)	(34,250)
Purchase of software and other intangibles	(1,492)	(1,140)
Acquisition, net of cash acquired	(1,312,105)	—
Sale of assets	72,803	—
Net cash used in investing activities	(1,293,402)	(63,420)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	1,782,965	25,000
Repayments of debt	(450,133)	(25,000)
KFPC proceeds from debt	24,339	42,822
Capital lease payments	(69)	(65)
Purchase of treasury stock	(967)	(14,687)
Proceeds from the exercise of stock options	281	1,013
Settlement of interest rate swap	(5,155)	—
Debt issuance costs	(57,646)	—
Net cash provided by financing activities	1,293,615	29,083
Effect of exchange rate differences on cash	134	(3,502)
Net increase in cash and cash equivalents	40,503	6,396
Cash and cash equivalents, beginning of period	70,049	53,818
Cash and cash equivalents, end of period	$110,552	$60,214
Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$5,888	$4,630
Cash paid during the period for interest, net of capitalized interest	$38,035	$10,329
Capitalized interest	$2,523	$2,407
Supplemental non-cash disclosures:
Property, plant, and equipment accruals	$26,643	$2,945
Asset acquired through capital lease	$—	$681

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (Unaudited) (In thousands)
	Three Months Ended June 30, 2016			Three Months Ended June 30, 2015
	Polymer	Chemical	Total	Polymer	Chemical	Total
	(In thousands)
Gross profit	$67,241	$64,656	$131,897	$47,436	—	$47,436

Add (deduct):
Restructuring and other charges (a)	11	(149)	(138)	53	—	53
Production downtime (c)	—	—	—	(171)	—	(171)
Non-cash compensation expense	123	—	123	117	—	117
Spread between FIFO and ECRC	(2,420)	5,812	3,392	5,810	—	5,810
Adjusted gross profit (non-GAAP)	$64,955	$70,319	$135,274	$53,245	$—	$53,245
___________________________________________________

(a)	Restructuring related charges.

(b)	In 2015, the reduction in costs is due to additional insurance recovery related to the Belpre, Ohio, production downtime.

	Six Months Ended June 30, 2016			Six Months Ended June 30, 2015
	Polymer	Chemical	Total	Polymer	Chemical	Total
	(In thousands)
Gross profit	$132,766	$92,949	$225,715	$93,997	—	$93,997

Add (deduct):
Restructuring and other charges (a)	42	—	42	81	—	81
Effect of purchase price accounting on inventory valuation (b)	—	24,719	24,719	—	—	—
Production downtime (c)	—	—	—	(328)	—	(328)
Non-cash compensation expense	308	—	308	274	—	274
Spread between FIFO and ECRC	10,808	11,909	22,717	39,218	—	39,218
Adjusted gross profit (non-GAAP)	$143,924	$129,577	$273,501	$133,242	$—	$133,242
 ____________________________________________________

(a)	Severance expenses and other restructuring related charges.

(b)	Higher costs of goods sold for our Chemical segment related to the fair value adjustment in purchase accounting for their inventory.

(c)	In 2015, the reduction in costs is due to additional insurance recovery related to the Belpre, Ohio, production downtime.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended June 30, 2016			Three Months Ended June 30, 2015
	Polymer	Chemical	Total	Polymer	Chemical	Total
	(In thousands)
Net income (loss) attributable to Kraton			$7,401			$(5,564)
Net loss attributable to noncontrolling interest			(533)			(429)
Consolidated net income (loss)			6,868			(5,993)
Add (deduct):
Income tax expense			1,029			993
Interest expense, net			33,742			5,704
Earnings of unconsolidated joint venture			(102)			(102)
Disposition and exit of business activities			5,250			—
Operating income	$17,262	$29,525	$46,787	$602	$—	$602
Add (deduct):
Depreciation and amortization	15,630	16,152	31,782	15,411	—	15,411
Disposition and exit of business activities	(5,250)	—	(5,250)	—	—	—
Earnings of unconsolidated joint venture	102	—	102	102	—	102
EBITDA	27,744	45,677	73,421	16,115	—	16,115
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (a)	5,562	2,044	7,606	649	—	649
Disposition and exit of business activities	5,250	—	5,250	—	—	—
Production downtime (b)	—	—	—	(101)	—	(101)
KFPC startup costs (c)	1,019	—	1,019	698	—	698
Non-cash compensation expense (d)	2,048	—	2,048	1,960	—	1,960
Spread between FIFO and ECRC	(2,420)	5,812	3,392	5,810	—	5,810
Adjusted EBITDA	$39,203	$53,533	$92,736	$25,131	$—	$25,131
_____________________________________________________

(a)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are primarily recorded in selling, general, and administrative expenses.

(b)	In 2015, the reduction in costs is due to additional insurance recovery related to the Belpre, Ohio, production downtime, which is primarily recorded in cost of goods sold.

(c)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general, and administrative expenses.

(d)
For the three months ended June 30, 2016 and 2015, respectively, $1.7 million and $1.7 million is recorded in selling, general and administrative expenses, $0.2 million and $0.2 million is recorded in research and development expenses, and $0.1 million and $0.1 million is recorded in cost of goods sold.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON AND OPERATING INCOME (LOSS) TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Six Months Ended June 30, 2016			Six Months Ended June 30, 2015
	Polymer	Chemical	Total	Polymer	Chemical	Total
	(In thousands)
Net income (loss) attributable to Kraton			$95,488			$(15,020)
Net loss attributable to noncontrolling interest			(1,075)			(714)
Consolidated net income (loss)			94,413			(15,734)
Add (deduct):
Income tax (benefit) expense			(85,222)			1,059
Interest expense, net			67,580			11,824
Earnings of unconsolidated joint venture			(180)			(178)
Loss on extinguishment of debt			13,423			—
Disposition and exit of business activities			(40,001)			—
Operating income (loss)	$31,208	$18,805	$50,013	$(3,029)	$—	$(3,029)
Add (deduct):
Depreciation and amortization	30,222	31,714	61,936	30,707	—	30,707
Disposition and exit of business activities	40,001	—	40,001	—	—	—
Loss on extinguishment of debt	(13,423)	—	(13,423)	—	—	—
Earnings of unconsolidated joint venture	180	—	180	178	—	178
EBITDA	88,188	50,519	138,707	27,856	—	27,856
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (a)	12,039	7,243	19,282	1,796	—	1,796
Disposition and exit of business activities	(40,001)	—	(40,001)	—	—	—
Loss on extinguishment of debt	13,423	—	13,423	—	—	—
Effect of purchase price accounting on inventory valuation	—	24,719	24,719	—	—	—
Production downtime (b)	—	—	—	(209)	—	(209)
KFPC startup costs (c)	1,859	—	1,859	1,150	—	1,150
Non-cash compensation expense (d)	5,131	—	5,131	4,569	—	4,569
Spread between FIFO and ECRC	10,808	11,909	22,717	39,218	—	39,218
Adjusted EBITDA	$91,447	$94,390	$185,837	$74,380	$—	$74,380
_____________________________________________________

(a)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are primarily recorded in selling, general, and administrative expenses.

(b)	In 2015, the reduction in costs is due to additional insurance recovery related to the Belpre, Ohio, production downtime, which is primarily recorded in cost of goods sold.

(c)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general, and administrative expenses.

(d)
For the six months ended June 30, 2016 and 2015, respectively, $4.4 million and $3.9 million is recorded in selling, general and administrative expenses, $0.4 million and $0.4 million is recorded in research and development expenses, and $0.3 million and $0.3 million is recorded in cost of goods sold.

We reconcile Earnings (Loss) Per Diluted Share to Adjusted Earnings Per Diluted Share (non-GAAP) as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Earnings (Loss) Per Diluted Share	$0.24	$(0.18)	$3.07	$(0.48)
Transaction, acquisition related costs, restructuring, and other costs (a)	0.20	0.02	0.52	0.06
Disposition and exit of business activities	0.11	—	(0.82)	—
Loss on extinguishment of debt	—	—	0.28	—
Production downtime (b)	—	—	—	(0.01)
Effect of purchase price accounting on inventory valuation (c)	—	—	0.63	—
KFPC startup costs (d)	0.01	0.01	0.02	0.01
Valuation Allowance (e)	—	—	(2.78)	—
Spread between FIFO and ECRC	0.07	0.17	0.52	1.20
Adjusted Earnings Per Diluted Share (non-GAAP)	$0.63	$0.02	$1.44	$0.78
_____________________________________________________

(a)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges which are primarily recorded in selling, general, and administrative expenses.

(b)	In 2015, the reduction in costs is due to additional insurance recovery related to the Belpre, Ohio, production downtime, which is primarily recorded in cost of goods sold.

(c)	Higher costs of goods sold for our Chemical segment related to the fair value adjustment in purchase accounting for their inventory.

(d)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general and administrative expenses.

(e)	Reduction of income tax valuation allowance related to the assessment of our ability to utilize net operating losses in future periods.